                                                                   EXHIBIT 10.79


                              EMPLOYMENT AGREEMENT
                              --------------------

     This EMPLOYMENT AGREEMENT ("Agreement"), dated this 23rd day of August, 2001, by and between AVIATION SALES COMPANY, a Delaware corporation (the "Company"), and GIL WEST (the "Employee").

     In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

    1.  Employment.

    (a) Retention. The Company agrees to employ Employee as its Executive Vice President and Chief Operating Officer, and the Employee agrees to accept such employment, subject to the terms and conditions of this Agreement.

    (b) Employment Period. This Agreement shall commence on August 24, 2001 (the "Effective Date") and, unless terminated in accordance with the terms of this Agreement, shall continue in effect until December 31, 2004 (the "Employment Period").

    (c) Duties and Responsibilities. During the Employment Period, the Employee shall serve as Executive Vice President (or, at the discretion of the Board of Directors of the Company, as President) and as Chief Operating Officer of the Company and its subsidiaries. In such role, Employee shall have such authority and responsibility and perform such duties as may be assigned to him from time to time by the Chief Executive Officer of the Company, and in the absence of such assignment, such duties as are customary to Employee's office and as are necessary or appropriate to the business and operations of the Company and its subsidiaries. During the Employment Period, the Employee's employment shall be full time, Employee shall perform his duties honestly, diligently, in good faith and in the best interests of the Company and its subsidiaries, and Employee shall use his best efforts to promote the interests of the Company and its subsidiaries.

    (d) Other Activities. Except upon the prior written consent of the Company, the Employee, during the Employment Period, will not accept any other employment. The Employee shall be permitted to serve in ventures such as passive real estate investments, serving on charitable and civic boards and organizations, and similar activities, so long as such activities do not materially interfere with or detract from the performance of Employee's duties or constitute a breach of any of the provisions contained in this Agreement.

    2.  Compensation.

    (a) Base Salary. In consideration for the Employee's services hereunder and the restrictive covenants contained herein, the Employee shall be paid an annual base salary of $300,000 (the "Salary"), payable in accordance with the Company's customary payroll practices. Notwithstanding the foregoing, Employee's annual Salary may be increased at anytime and from time to time to levels greater than the level set forth in the preceding sentence at the discretion of the Board of Directors of the Company to reflect merit or other increases.

    (b) Bonus. In addition to the Salary, the Employee shall be eligible to receive an annual bonus ("Bonus") equal to 100% of the Employee's Base Salary. The Bonus shall be based on the achievement of corporate goals and objectives as established by the Compensation Committee of the Board of Directors. The achievement of said goals and objectives shall be determined by the Compensation Committee of the Board of Directors. With respect to any Fiscal Year during which the Employee is employed by the Company for less than the entire Fiscal Year, the Bonus shall be prorated for the period during which the Employee was so employed. The Bonus shall be payable within thirty (30) days after the end of the Company's Fiscal Year. The term "Fiscal Year" as used herein shall mean each period of twelve (12) calendar months commencing on January 1st of each calendar year during the Employment Period and expiring on December 31st of such year.

    (c) Merit and Other Bonuses. Employee shall be entitled to such other bonuses, payments and benefits may be determined by the Board of Directors of the Company or by a committee of the Board of Directors as determined by the Board of Directors, in its sole discretion.

    (d) Signing Bonus. Employee shall be entitled to a signing bonus (the "Signing Bonus") in the amount of $200,000 which shall be grossed-up for all taxes imposed on Employer with respect to the Signing Bonus, including income taxes and the Employee's share of FICA and all other payroll taxes. For purposes of determining the amount of the gross-up, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Signing Bonus (or any portion of the Signing Bonus) is paid, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence in the calendar year in which the Signing Bonus (or any portion of the Signing Bonus) is paid, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. The Signing Bonus shall be payable in three monthly installments, with the first installment due 30 days after the Effective Date and each month thereafter on the same date. Employee shall repay a pro-rata portion of the Signing Bonus to Employer if he resigns from his employment prior to the second anniversary of the Effective Date.

    (e) Stock Options. On the Effective Date, the Company shall issue to the Employee a five-year option to purchase 300,000 shares of the Company's authorized but unissued common stock at an exercise price equal to the last closing price of the common stock on the date on which this Agreement was approved by the Compensation Committee of the Board of Directors of the Company ($1.20 per share). The options shall vest 1/3 on date of grant, 1/3 on the first anniversary of the Effective Date and 1/3 on the second anniversary of the Effective Date. The Employee shall be entitled to participate and receive option grants in the future, as may be determined by the Compensation Committee of the Board of Directors of the Company. Notwithstanding the foregoing, Employee has been advised by Company that it is currently negotiating with the holders of the Company's outstanding senior subordinated notes to restructure the Company's currently outstanding debt and equity and to recapitalize the Company. The Company hereby agrees to adjust Employee's option grant hereunder after the completion of the restructuring/recapitalization to provide an equivalent benefit to Employee such that Employee is not prejudiced by the restructuring/recapitalization.

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

    (f) Other Compensation Programs. The Employee shall be entitled to participate in the Company's incentive and deferred compensation programs and such other programs as are established and maintained generally for the benefit of the Company's employees or executive officers, subject to the provisions of such plans or programs.

    (g) Vacations. The Employee shall be entitled to three weeks of vacation on an annual basis. Employee shall be entitled to be reimbursed for any accrued and unused vacation time as of the date he is no longer an employee of the Company.

    (h) Annual Executive Physical. The Company shall pay all direct costs of Employee's annual executive physical at the Mayo Clinic in Rochester, Minnesota.

    (i) Other Benefits. During the term of this Agreement, the Employee shall also be entitled to participate in any other health insurance programs, life insurance programs, disability programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Company's employees or executive officers, subject to the provisions of such plans and programs.

    (j) Expenses. The Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company, pursuant to the normal standards and guidelines followed from time to time by the Company.

    (k) Relocation Expenses. Upon submission of appropriate documentation, the Company shall reimburse Employee for the full and total cost of (i) transporting all household goods currently residing at 4291 Dartmouth Court, Eagan, MN, by a company widely recognized as an expert in relocation matters, to the permanent residence the Employee shall establish in Greensboro, North Carolina, (ii) flying the Employee and his immediate family to and from Eagan, MN to Greensboro, North Carolina and (iii) direct costs of temporary housing in Greensboro for a period of up to 180 days from the date Employee begins his residence in Greensboro.

    (l) Real Estate Fees. Upon submission of appropriate documentation, the Company shall reimburse the Employee for full and total costs of any and all reasonable real estate fees or costs normally involved in the sale and purchase of residential real estate. These costs may include or all of the following; loan origination fees, appraisal fees, credit reports, mortgage broker fees, real estate broker fees, title insurance and recording fees resulting from the sale of Employee's current residence at 4291 Dartmouth Court, Eagan, MN.

    3.  Termination.

    (a) For Cause. The Company shall have the right to terminate this Agreement and to discharge the Employee for Cause (as defined below), at any time during the term of this Agreement. Termination for Cause shall mean, during the term of this Agreement, (i) Employee's conduct that would constitute under federal or state law either a felony or a misdemeanor involving moral turpitude, or a determination by the Company's Board of

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

Directors, after consideration of all available information and following the procedures set forth below, that Employee has willfully violated Company policies or procedures involving discrimination, harassment, alcohol or substance abuse, or work place violence causing material injury to the Company,
(ii) Employee's actions or omissions that constitute fraud, dishonesty or gross misconduct, (iii) Employee's knowing and intentional breach of any fiduciary duty that causes material injury to the Company, and (iv) Employee's inability to perform his material duties, after reasonable notice and an opportunity to resolve the issues, due to alcohol or other substance abuse. Any termination for Cause pursuant to this Section shall be given to the Employee in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Employee for Cause.

     Upon any determination by the Company that Cause exists to terminate the Employee, the Company shall cause a special meeting of the Board of Directors to be called and held at a time mutually convenient to the Board of Directors and Employee, but in no event later than ten (10) business days after Employee's receipt of the notice that the Company intends to terminate the Employee for Cause. Employee shall have the right to appear before such special meeting of the Board of Directors with legal counsel of his choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions which provide the Company with a basis to terminate the Employee for Cause (provided that such cure period shall not exceed 30 days). A majority of the members of the Board of Directors must affirm that Cause exists to terminate the Employee. No finding by the Board of Directors will prevent the Employee from contesting such determination through appropriate legal proceedings provided that the Employee's sole remedy shall be to sue for damages, not reinstatement, and damages shall be limited to those that would be paid to the Employee if he had been terminated without Cause. In the event the Company terminates the Employee for Cause, the Company shall only be obligated to continue to pay in the ordinary and normal course of its business to the Employee his Salary plus accrued but unused vacation time through the termination date and the Company shall have no further obligations to Employee from and after the date of termination.

    (b) Resignation by Employee. If the Employee shall resign or otherwise terminate his employment with the Company at anytime during the term of this Agreement, the Employee shall only be entitled to receive his accrued and unpaid Salary through the termination date, and the Company shall have no further obligations under this Agreement from and after the date of resignation.

    (c) Termination by Company Without Cause. At any time during the term of this Agreement the Company shall have the right to terminate this Agreement and to discharge the Employee without Cause effective upon delivery of written notice to the Employee. Upon any such termination by the Company without Cause, the Company shall pay to the Employee all of the Employee's accrued but unpaid Salary through the date of termination, and continue to pay to or provide for the Employee (a) his Salary payable in accordance with Section 2(a) for two (2) years from the date of termination, when and as the same would have been due and payable hereunder but for such termination, (b) all health benefits in which Employee was entitled to participate at any time during the 12-month period prior to the date of termination, until the earliest to occur of the second anniversary of the date of termination, the Employee's death, or the date on which the Employee becomes covered by a comparable health benefit plan by a subsequent employer; provided, however, that in the event that Employee's continued

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participation in any health benefit plan of the Company is prohibited, the
Company will arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled to receive under such plan for such period on a basis which provides Employee with no additional after tax cost, (c) all stock option grants, or other stock grants issued during the term of this Agreement, will immediately vest and such options will remain exercisable for the lesser of the unexpired term of the option without regard to the termination of Employee's employment or two (2) years from the date of termination of employment and (d) all long term incentive cash grants and bonuses provided to the Employee shall immediately vest as if all targets and conditions had been met and shall be paid by the Company to the Employee at such times as the Company would have been required to make such payments if this Agreement had remained in effect, provided, however, that in the case of incentives partially or completely contingent on the providing of service for a specific period of time, the total amount to be paid by the Company shall be equal to the maximum amount payable if all conditions were met, multiplied by a fraction, the numerator of which is the period of service that would have been served if the Employee's employment had terminated as of the last day of the fiscal year in which his employment was terminated, and the denominator of which is the total period of time specified as a condition to the incentive (collectively, the foregoing consideration payable to the Employee shall be referred to herein as the "Severance Payment"). Other than the Severance Payment, the Company shall have no further obligation to the Employee except for the obligations set forth in Section 12 of this Agreement after the date of such termination; provided, however, that the Employee shall only be entitled to continuation of the Severance Payments as long as he is in compliance with the provisions of Sections 6 and 7 of this Agreement.

    (d) Disability of the Employee. This Agreement may be terminated by the Company upon the Disability of the Employee. "Disability" shall mean any mental or physical illness, condition, disability or incapacity which prevents the Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of 180 consecutive days. In the event that any disagreement or dispute shall arise between the Company and the Employee as to whether the Employee suffers from any Disability, then, in such event, the Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is mutually agreeable to the Company and the Employee, and such physician shall determine whether the Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Employee. The entire cost of such examination shall be paid for solely by the Company. In the event the Company has purchased Disability insurance for Employee, the Employee shall be deemed disabled if he is completely (fully) disabled as defined by the terms of the Disability policy. In the event that at any time during the term of this Agreement the Employee shall suffer a Disability and the Company terminates the Employee's employment for such Disability, such Disability shall be considered to be a termination by the Company without Cause and the Severance Payments shall be paid to the Employee to the same extent and in the same manner as provided for in paragraph (c) above, except that payment of the Salary in accordance with said paragraph shall be mitigated to the extent payments are made to the Employee pursuant to disability insurance programs maintained by the Company.

    (e) Death of the Employee. During the term of this Agreement, the Company shall maintain term life insurance on the life of the Employee in the face amount of $2.5 million payable to a beneficiary designated by the Employee, assuming Employee is insurable. In the event of the death of Employee, the employment of the Employee by the Company shall automatically terminate on the date of the Employee's death and the Company shall only be obligated to pay Employee's estate Employee's accrued and unpaid Salary through the termination date plus accrued but unused vacation time through the termination date and the Company shall have no further obligations to Employee from and after the date of termination.

    4.  Termination of Employment by Employee for Change of Control.

    (a)  Termination Rights.  Notwithstanding the provisions of Section 2 and
Section 3 of this Agreement, in the event that there shall occur a Change of Control (as defined below) of the Company and within two years after such Change of Control the Employee's employment hereunder is terminated by the Company without Cause, then the Company shall be required to pay to the Employee (i) the Severance Payment provided in Section 3(c), except that such Severance Payment shall be paid in a single lump sum in full, and (ii) the product of three multiplied by the maximum Bonus that Employee received in the Fiscal Year prior to the Fiscal Year in which such termination occurs, assuming that all performance objectives are met, in a single lump sum. The foregoing payments shall be made no later than 10 days after the Employee's termination pursuant to this Section 4. To the extent that payments are owed by the Company to the Employee pursuant to this Section 4, they shall be made in lieu of payments pursuant to Section 3, and in no event shall the Company be required to make payments or provide benefits to the Employee under both Section 3 and Section 4.

    (b) Change of Control of the Company Defined. For purposes of this Section 4, a "Change of Control of the Company" shall be deemed to have occurred if:

    (i) Any "person" (as such term is defined in Sections 13(d)(3) and Section 14(d)(3) of the Exchange Act), other than the Company, any majority-owned subsidiary of the Company, any compensation plan of the Company, any majority-owned subsidiary of the Company or Lacy J. Harber and his affiliates, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange
Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company; or

    (ii) The shareholders of the Company approve (1) a reorganization, merger, or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated entity; (2) a liquidation or dissolution of the Company; or (3) the sale of all or substantially all of the assets of the Company or of a subsidiary of the Company that accounts for more than 66 2/3% of the consolidated revenues of the Company, but not including a reorganization, merger or consolidation of the Company.

    5. Successor To Company. The Company shall require any successor, whether direct or indirect, to all or substantially all of the business, properties and assets of the Company whether by purchase, merger, consolidation or otherwise, prior to or simultaneously with such purchase, merger, consolidation or other acquisition to execute and to deliver to the Employee a written instrument in form and in substance reasonably satisfactory to the Employee pursuant to which any such successor shall agree to assume and to timely perform or to cause to be timely performed all of the Company's covenants, agreements and obligations set forth in this Agreement (a "Successor Agreement"). The failure of the Company to cause any such successor to execute and deliver a Successor Agreement to the Employee shall constitute a material breach of the provisions of this Agreement by the Company.

    6. Restrictive Covenants. In consideration of his employment and the other benefits arising under this Agreement, the Employee agrees that during the term of this Agreement, and for a period of three (3) years following the termination of this Agreement, the Employee shall not directly or indirectly:

    (a) alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, engage in any business which competes, directly or indirectly, with any business of the Company; provided, however, that the beneficial ownership of less than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section; or

    (b) for any reason, (i) induce any customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any of its subsidiaries or affiliates in any market in which the Company or any of its subsidiaries or affiliates does business; (ii) canvass, solicit or accept from any customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any such customer's or vendor's business with the Company or any of its subsidiaries or affiliates; or

    (c) for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.

    7. Confidentiality. The Employee agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries or affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information ("Confidential Information"), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its subsidiaries or affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its subsidiaries or affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company or any of its subsidiaries or affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing the Employee shall not at any time libel, defame, ridicule or otherwise disparage the Company.

    8. Specific Performance; Injunction. The parties agree and acknowledge that the restrictions contained in Sections 6 and 7 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any provision of Section 6 or 7 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Employee agrees and acknowledges that the breach of Section 6 or 7 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon breach of any provision of such Sections, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

    9. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by hand delivery, by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the Chief Executive Officer, with a copy to Philip B. Schwartz, Esq., Akerman, Senterfitt & Eidson, P.A., One Southeast Third Avenue, Miami, Florida 33156; and (b) if to the Employee, at the address listed on the signature page hereto.

    10. Amendment; Waiver. This Agreement may not be modified, amended, or supplemented, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

    11. Assignment; Third Party Beneficiary. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned or delegated by him. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company, or any successor to the Company or its Aviation Services Business, specifically including the restrictive covenants set forth in
Section 6 hereof. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

    12. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention. The provisions of Sections 6 and 7 will survive the termination for any reason of the Employee's relationship with the Company.

    13. Indemnification. The Company agrees to indemnify the Employee during the term and after termination of this Agreement in accordance with the provisions of the Company's certificate of incorporation and bylaws and the Delaware General Corporation Law.

    14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

    15. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

    16. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

    17. Headings. The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

    18. Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

    19. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration to be held in Miami, Florida in accordance with the rules and procedures of the

American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

    20. Attorney's Fees. If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this agreement, the Company agrees, upon written demand by the Employee (and Employee shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing Employee) Employee's costs and reasonable attorneys' fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by the Employee in connection with any such dispute or any litigation, provided that Employee shall repay any such amounts paid or advanced if Employee is not the prevailing party with respect to at least one material claim or issue in such dispute or litigation. The provisions of this Section 19, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and Employee's employment hereunder.

    21. Withholding. All payments made to the Employee shall be made net of any applicable withholding for income taxes and the Employee's share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                              AVIATION SALES COMPANY, a Delaware
                              corporation



                              By: /s/ Roy T. Rimmer, Jr.
                                 ---------------------------------------
                                 Roy T. Rimmer, Jr., Chairman and CEO


                              EMPLOYEE:


                               /s/ Gil West
                              ------------------------------------------
                              GIL WEST

                              Address for Notices:

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